Code of Ethics

Water Island Capital, LLC & WIC Advisors, LLC

CODE OF ETHICS

Effective May 15, 2012

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. Most violations of fiduciary duty are associated with a violation of the general antifraud provisions contained in Section 206 of the Advisers Act. The SEC has made clear that these general antifraud provisions of Section 206 apply not only to Clients, but also to prospective Clients and in the case of fund(s) advised by the Firm, any investor or prospective investor in the fund. Mere negligence on the part of the Firm in breaching its fiduciary duty to a fund(s), or its investors or prospective investors, is sufficient to establish a violation under the Advisers Act. For example, the Firm must take care not to include false or misleading statements in private placement memoranda, a prospectus, form ADV disclosures, investor reports, responses to “requests for proposals,” or other disclosures to Clients, investors or prospective Clients or investors.

The adviser’s fiduciary duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. Water Island, WIC Advisors and all Employees must affirmatively exercise authority and responsibility for the benefit of their Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Water Island or WIC Advisor’s Clients. Accordingly, at all times, each Firm must conduct its business with the following precepts in mind:

Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself or herself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

Moderate gifts and entertainment. The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations set forth in this Code.

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Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.

Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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Client Opportunities

Law

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Policy

An Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

Under limited circumstances, and only with the prior written approval of the Chief Compliance Officer, an Employee may participate in opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse effect on any Client.

An Employee may not cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision that the Employee is recommending or making for a Client, the Employee must disclose that interest to the Chief Compliance Officer and obtain approval prior to making the investment.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will decide whether to restrict an Employee’s participation in the investment decision or investment. In making these determinations, the Chief Compliance Officer will consider the following factors: (i) whether the opportunity was suitable for any Client; (ii) whether any Client was legally and financially able to take advantage of the opportunity; (iii) whether any Client would be disadvantaged by the Employee’s interest or participation; (iv) whether the Employee’s interest is de minimis; and (v) whether the Employee’s interest or participation is clearly not related economically to the securities to be purchased, sold or held by any Client.

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Record of Determination and Monitoring. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer. The Chief Compliance Officer will monitor Employees’ personal securities transactions to identify, and will investigate any instance of, an Employee purchasing or selling a security of limited availability or limited market interest, respectively, prior to making the opportunity available to Clients.

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Insider Trading

Law

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws. This conduct is frequently referred to as “insider trading” (whether or not one is an “insider”).

While the law concerning insider trading is not static, it is generally understood to prohibit:

•

trading by an insider while in possession of material non-public information, and in the case of an investment adviser, information pertaining to the adviser’s positions or trades for its clients may be material non-public information;

•

trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

•	communicating material non-public information to others; or

•	trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways. First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts.

Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations, as well as securities holdings and transactions of Clients.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and bank and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

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What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the issuer’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

In addition, as indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions may be material non-public information.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

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Policy

The Firm forbids any Employee to trade, either personally or on behalf of others, including Clients, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of the Firm.

In addition, it is the policy of the Firm that all information about Client securities holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients. Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible and the procedures to follow in making such trades.

Procedures

Identification and Protection of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, who will document the matter.

•	Refrain from purchasing or selling the securities on behalf of himself or herself or others.

•	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

If the Chief Compliance Officer determines that an Employee is in possession of material non-public information, he or she will notify all Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, will be made by the Chief Compliance Officer. Restrictions on such securities also extend to options, rights and warrants relating to such securities. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. If trading in a security is restricted, Employees are prohibited from communicating that fact to anyone outside the Firm. A security will be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

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Restricting Access to Material Non-public Information. Documents and files that contain material non-public information must be secure in order to minimize the possibility that such information will be transmitted to an unauthorized person. Such documents and files must be stored in locked file cabinets or other secure locations and confidential information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. Employees may not discuss material non-public information with, or in the presence of, persons who are not affiliated with the Firm or authorized to receive such information, and should thus avoid discussions of material non-public information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. The use of speaker phones or cellular telephones also should be avoided in circumstances where such information may be overheard by unauthorized persons.

Use of Expert Networks. The Firm does not permit the use of expert networks for research purposes

Detecting Insider Trading. To detect insider trading, the Chief Compliance Officer will review the trading activity of Client accounts, Employee accounts and other Firm accounts. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include the following: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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Personal Securities Transactions

Law

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

Rule 204A-1 under the Advisers Act requires in effect that a registered investment adviser’s access persons (“Access Persons”) report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports.

Under the SEC definition, the term Access Person includes any Employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public.

Transaction Reporting Requirements. All Access Persons must file with the Chief Compliance Officer initial and annual holdings reports and quarterly transaction reports with respect to all securities of which he or she is a “Beneficial Owner,” except holdings or transactions in the following securities (“Exempt Securities”):

•	direct obligations of the Government of the United States;

•	money market instruments – bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

•	shares of other types of mutual funds (although if the Firm acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable); and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

“Beneficial Owner” of securities means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in the security. An Access Person is presumed to be the Beneficial Owner of accounts of the Access Person and immediate family members who share the Access Person’s household. All such accounts are referred to as “Access Person Accounts.”

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To exclude such an account from the reporting requirements, the Access Person must provide the Chief Compliance Officer with written documentation showing that someone else has been retained or has been granted investment discretion over the account or otherwise demonstrating that the account should not be considered an Access Person account. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Policy

It is the Firm’s policy that Access Persons must file all required reports, initial and annual holdings reports, and quarterly reports of transactions in Access Person Accounts. In addition, Access Persons must adhere to the following requirements in connection with their personal trading.

Pre-clearance – Private Placements. Access Persons must obtain the written approval of the Chief Compliance Officer prior to investing in a private placement. In approving any such transaction, the Chief Compliance Officer must cite the reasons for such approval. Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the investment as the Chief Compliance Officer may request.

Pre-clearance – Other Transactions. All transactions by Access Persons are subject to pre-clearance by the Chief Compliance Officer according to the procedures set forth below, except for transactions in Exempt Securities.

Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer or director or the owner of 10% or more of a class of equity securities is subject to significant restrictions under the securities laws. Although other short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading by Employees.

Prohibited Transactions. No Access Person may trade in any account in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code of Ethics or as set forth below.

Access Person shall not purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows at the time of such purchase or sale:

(i)	is being considered for purchase or sale by a Client; or

(ii)	is being purchased or sold by a Client.

Access Persons are prohibited from executing a personal transaction in any security on a day during which a Client has a pending “buy” or “sell” order for that security, until the Client’s order is either executed or withdrawn.

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If an Access Person owns a security that subsequently is purchased by a Client, the security may not be sold on any day that the Client has activity in that security.

Access Persons are prohibited from acquiring any security distributed in an initial public offering, until trading of the security commences in the secondary market.

Access Persons will not be permitted to buy and sell the same security within the same trading day (i.e. “Day Trading” is prohibited).

Maintaining Access Person Accounts. While the Firm encourages Employees to develop personal investment programs, it must be in a position to properly oversee the trading activity undertaken by its Employees. As a result, the Firm requires all Employees to provide duplicate account statements or confirmations for all Access Person Accounts.

Procedures

Duplicate Statements. For any account opened or maintained at a broker-dealer, bank or similar financial institution, each Employee shall be responsible for arranging for duplicate account statements and confirmations to be sent directly to the Chief Compliance Officer at the following address:

Water Island Capital, LLC

41 Madison Avenue, 42nd Floor

New York, NY 10010

Attention: Chief Compliance Officer

Such statements must be provided upon issuance for the Employee’s Access Person Accounts, and all such statements must be received no later than 30 days after the end of each quarter, except for accounts in which the Employee only transacts in Exempt Securities. Duplicate confirmations must be provided upon issuance.

Initial and Annual Holdings Reports. Each Access Person must file a holdings report disclosing all securities (other than Exempt Securities and those that have been previously reported on account statements received by the Firm) in any Access Person Account on the Annual Personal Securities Holdings Report (see Appendix 3) or any substitute acceptable to the Chief Compliance Officer, no later than 10 days after becoming an Access Person, and annually thereafter. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements. Each Access Person must submit to the Chief Compliance Officer within 30 days after the end of each quarter a report of all securities transactions (other than transactions in Exempt Securities) effected in each Access Person Account during such quarter. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or

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financial institution through which the transaction was effected. Information regarding such transactions need not be reported if duplicate account statements and confirmations for all Access Person Accounts have been provided to the Chief Compliance Officer. Employees must independently report securities that do not appear on the account statements or confirmations (e.g., any securities acquired in private placements or by gift or inheritance) on the Quarterly Securities Transaction Report or its equivalent (see Appendix 4). Even if no transactions are required to be reported, each Employee must submit such a report certifying that all transactions have been reported.

The Firm utilizes Financial Tracking (“FTT”), an online software designed to facilitate the collection and analysis of the information required under Rule 204A-1. Where it is easily effectuated, the FTT system will be utilized to obtain brokerage statements, pre-clearances, and certifications for annual holdings and quarterly statements. However, FTT is not the exclusive method for obtaining this information in order for the Firm to maintain compliance under the Rule.

Pre-clearance. Each Employee who wishes to effect a transaction in a private placement and in any publicly traded securities except Exempt Securities must first obtain documented pre-clearance of the transaction from the Chief Compliance Officer. A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received. Pre-clearance will be effective until the end of the next trading day, unless otherwise specified.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer will review all account statements and confirmations. The Chief Compliance Officer shall:

•	address whether Employees followed internal procedures, such as pre-clearance;

•	compare Employee transactions to any restrictions in effect at the time of the trade;

•

assess whether the Employee is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Employee’s trades; and

•	periodically analyze the Employee’s trading for patterns that may indicate abuse.

The Chief Compliance Officer will document such review and will maintain copies of the Employee reports and account statements received.

Confidentiality. The Chief Compliance Officer will maintain records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to the Employee, the Chief Compliance Officer, senior officers and appropriate human resources personnel.

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Gifts, Entertainment and Contributions

Law

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients. If the Firm and/or Employee were found to be acting in a position of undisclosed conflict of interest, it could be sanctioned under Section 206 of the Advisers Act.

In addition, ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions.

Other federal laws and regulations prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. Finally, providing gifts and entertainment to foreign officials may violate the Foreign Corrupt Practices Act.

Regarding political contributions, the SEC has stated that investment advisers who seek to influence the award of advisory contracts by public entities by making political contributions to public officials may cause such officials to compromise their fiduciary duty to such entities.

Policy

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons that do business with the Firm. Extraordinary or extravagant gifts (i.e., gifts that have an aggregate value of more than $100 annually from a single giver) must be reported to the Chief Compliance Officer. However, gifts of nominal value (i.e., gifts that have an aggregate value of no more than $100 annually from a single giver) and promotional items (e.g., pens, mugs) may be accepted. Gifts should be sent to Employees at the Firm’s offices and may not be sent to an Employee’s home.

Unsolicited business entertainment from Clients, brokers, vendors, or other persons that do business with the Firm, including meals or tickets to cultural and sporting events are permitted if they are not so frequent, lavish or extravagant in the context of the adviser’s geographic location, or of such high value as to raise a question of impropriety. Employees may not accept entertainment unless (i) there is a specific business purpose for such event and (ii) both the Employee and the giver are present. Entertainment received that is valued at more than $100 must be reported to the Chief Compliance Officer.

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Giving Gifts and Providing Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm without reporting such gifts to the Chief Compliance Officer.

Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present, there is a business purpose for the entertainment and if it is not so frequent, lavish or extravagant in the context of the adviser’s geographic location, or of such high value as to raise a question of impropriety. Employees may not provide entertainment having a reasonable value to such persons unless (i) there is a specific business purpose for such event; (ii) both the Employee and the recipient are present. Entertainment that is valued at more than $100 must be reported to the Chief Compliance Officer.

Cash. No Employee may give or accept cash gifts or cash equivalents to or from Clients, brokers, vendors, or other persons that do business with the Firm.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Charitable Contributions. Employees may not solicit charitable contributions from Clients, brokers, vendors, or other persons that do business with the Firm without the prior approval of the Chief Compliance Officer, who shall maintain a record of each such solicitation.

ERISA Considerations. Employees should never offer gifts or other favors for the purpose of influencing ERISA Client or prospective Client decision-making. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan.

Procedures

Prohibited Gifts and Entertainment. If an Employee has been offered a gift with an aggregate value exceeding $100 from any Client, broker, vendor, or other person that does business with the Firm the Employee must report the gift to the Chief Compliance Officer. If the Employee has been invited to participate in an event valued at $100 or more, the Employee must report the event to the Chief Compliance Officer. If an Employee wishes to provide any such gift or entertainment above the value of $100 to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm, the Employee must report the gift or entertainment to the Chief Compliance Officer. All gifts and entertainment given and

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received in accordance with this policy will be recorded in a gift and entertainment log. If there is any question about the appropriateness of any particular gift, Employees should consult the Chief Compliance Officer.

Charitable Contributions. Prior to soliciting charitable contributions from any Client, broker, vendor, or other person that does business with the Firm, an Employee must receive the approval of the Chief Compliance Officer. The Employee must notify the Chief Compliance Officer of amounts received from such persons as a result of such solicitation. All such approvals must be documented and include information regarding the Employee, the charity, the date of the solicitation and the amounts received.

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Outside Business Activities

Law

The Firm’s fiduciary duties to Clients dictate that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations.

Policy

Employees may not engage in any of the following outside business activities without the written consent of the Chief Compliance Officer. Employees may not:

•	be engaged in any other business;

•	be an officer of or employed or compensated by any other person for business-related activities;

•	serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the Firm or its affiliates;

•

engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

•

have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm (other than ownership of publicly traded securities) from which the Employee might benefit or appear to benefit materially; or

•

serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations. Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee sits.

Restrictions on Activities. With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior approval from the Chief Compliance Officer; and (iii) if the activity was required to be and has been approved by the Chief Compliance Officer, the Employee must report any material change with respect to such activity.

Furthermore, if an Employee is granted approval to serve as a director of a Public Company, the Employee has an affirmative duty to recuse himself from participating in any deliberations by the Client regarding possible investments in the securities issued by the Public Company on whose board the Employee sits.

Code of Ethics

Procedures

Approval. Before undertaking any of the activities listed above, the Employee must provide to the Chief Compliance Officer detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the Chief Compliance Officer.